                               EXHIBIT 10.7

                        WOLVERINE WORLD WIDE, INC.
              EXECUTIVE LONG-TERM INCENTIVE (THREE YEAR) PLAN
                            1996 - 1998 PERIOD



                                 ARTICLE I
                         ESTABLISHMENT OF THE PLAN

1.1  The Wolverine World Wide, Inc. Executive Long-Term Incentive (Three
     Year) Plan, as summarized herein is established by Wolverine World Wide, Inc. (Company) for the three year fiscal period of 1996 - 1998 and may be continued, intact or as amended, from year to year, at the Company's option.

1.2  The primary purposes of the plan are to:

     a. Encourage longer range strategic planning and not stress over-dependence on short-term performance which could be at the expense of long-term increases in stockholder value and/or achieving a strategic position/advantage in the marketplace.
     b. Encourage cooperation among all the units of the Company so as to foster a closer and more cooperative association and sense of teamwork.
     c. Encourage key management individuals to enter and continue in the employ of the Company.

                                ARTICLE II
                            CONCEPT OF THE PLAN

2.1  a.   The primary concept of the plan is to establish a financial goal for each three year time period for the Company. These periods are overlapping. The goal needs to be both closely identified with the interests of the stockholders and easily understood.

     b. The goals for all plans through 1998 are expressed in terms of earnings per share (E.P.S.). The Compensation Committee has determined that this goal meets the objectives stated above. The definition of "earnings per share," for this purpose, is the Company's net after tax earnings per common share of stock after all expenses and taxes, except for the payment of the three year bonus itself.







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                                ARTICLE III

                              GOALS FOR PLAN
                   (EARNINGS PER SHARE, POST '96 SPLIT)
YEAR                       THRESHOLD         TARGET          MAXIMUM
----                       ---------         ------          -------
1996                         $1.03            $1.08            $1.13
1997                          1.13             1.24             1.35
1998                          1.25             1.43             1.62
                             -----            -----            -----
TOTAL                        $3.41            $3.75            $4.10

Note: In order to pay a bonus, E.P.S. in the third year must be at least 20% of the total E.P.S. goal for the three year period (e.g. at Threshold, E.P.S. for 1998 must be $.682 cents per share, 20% x $3.41).

SPECIAL NOTE

The Compensation Committee reserves the right to reduce any participant's bonus if his/her performance was not satisfactory during any year of the Plan and/or if his/her unit did not achieve 80% of the Unit Target Goal for the three year period (as noted in the Executive Annual Bonus Plan) and/or if the Chief Executive Officer recommends a reduction in an individual's bonus.

PAYOUT AGAINST GOALS

Payout under the 1996-98 Plan as a percentage of each participant's individual target bonus will be made within thirty days of acceptance of the fiscal year 1998 certified audit by the Board of Directors, according to the final schedule:

GOAL                                      PAYOUT AS % OF TARGET BONUS<F*>
----                                      -------------------------------
Threshold                     $3.41                      50%
Target                        $3.75                     100%
Maximum                       $4.10                     150%

<F*>For E.P.S. between the goals shown, the payout as a percentage of Target
Bonus will be determined by straight line interpolation.


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                                ARTICLE IV
                       TERMINATION OF PARTICIPATION

4.1  Retirement, Death, or Total Disability.

     If a participant ceases to be a participant before the end of any performance period and more than twelve months after the beginning of such performance period because of death, normal or early retirement under the Company's retirement plan, as then in effect, or total disability under the Company's long-term disability plan, an award shall be paid to him or his estate after the end of such performance period prorated as follows. The award, if any, for such performance period shall be the amount that he would have received if he had been a participant during the entire performance period, multiplied by the ratio of his full months as a participant during that performance period to the number of months in that performance period.

4.2  Other Termination.

     If an employee ceases to be a participant during any performance period(s), or prior to actual receipt of the award for a previous period because of the participant's termination of employment for any reason other than described in Section 4.1 above, the participant will not be entitled to any award for such performance period. If a participant continues in Wolverine's employment but no longer is approved by the Compensation Committee of the Board of Directors to participate in future periods, his/her eligibility for a prorated award in current periods will be determined solely by the Compensation Committee and communicated to the employee. Factors used in this determination could include the employee's past and current performance, reasons for the change in participation and other job related factors as determined by the Compensation Committee.


                                 ARTICLE V
                                  SUMMARY

This communication is meant to summarize the major elements of the Wolverine World Wide, Inc. Executive Long-Term Incentive Plan. The Plan shall not be construed to give and does not give any employee the right to be retained in the employ of the Company.

The Board may discontinue the Plan at any time, suspend the Plan at any time or from time to time, and from time to time amend the Plan in any respect, except that no amendment may be made which either would cause any participant to be deprived of any award previously earned but not paid or would adversely affect any award such participant might receive for any performance period which commenced before such amendment was made. The Board may review at any time the Plan and its administration to determine

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whether the objectives of the Plan continue to be met.  Where appropriate, the Chief Executive Officer will recommend changes in the Plan for adoption by the Board of Directors.















































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